Exhibit 99.1

Princeton Security Technologies (OTC-BB: PSGY) announces preliminary 3rd quarter results for 2011

(Princeton, October 26,, 2011) Princeton Security Technologies, Inc. (OTC-BB:PSGY), a supplier of X-ray and Gamma-ray Detectors, Spectroscopy systems and Radioactive Isotope Identifier Devices (RIID) through its wholly-owned subsidiary Princeton Gamma-Tech Instruments Inc. (PGT), announced preliminary results for the 3rd quarter of 2011 ending September 30,2010

PSGY expects to report revenue approximately of $1.09 Million for the third quarter of fiscal year 2011, which represents an increase of approximately 61 percent from the revenue of $0.67 Million  for the same quarter ending September 30, 2010. For the nine months ending September 30, 2011, revenue is expected to be approximately 2.85 Million, which represent about 76% increase from the same period from 2010. The updated expected growth is consistent with the previously forecasted growth. The expected Revenue for the 12 month period ending December 31, 2011, is expected to be between $3.8 Million to 4.2 Million, which represents over 50% increase from 2010.

The Company anticipates reporting net income for the third quarter ending September 30, 2011, of approximately $93,000. The Company expects to report net income for the 9 months period ending September 30, 2011 approximately $324,000, compared to a Net Loss of $90,453 in 2010. The expected net income per share amounts approximately $0.023 per share for the 9 month period ending September 30, 2011.

About Princeton Security Technologies Inc.:
Princeton Security Technologies, through its wholly owned subsidiary, Princeton Gamma-Tech Instruments, Inc (PGT), is a supplier of X-ray and Gamma-ray Detectors and Spectroscopy systems, and Radioactive Radioisotope Identifier products. The Company serves a broad customer base in scientific research, industrial materials analysis, and Homeland Security. PGT operates a full customer service and Reachback program via its partners, backed by highly skilled R&D and manufacturing staff in its Princeton facility.

Princeton Gamma Tech Instruments has brought leadership and technical innovation to the semiconductor gamma and X-ray detection field for over 35 years. Recent accomplishments include a state-of-the-art isotope identification technology for fixed and portable applications and a scalable software control application for the rapid deployment of multiple sensors. The corporation markets its off the shelf products and services directly, as well as via a distributor network domestically and internationally.

Further information regarding both companies can be found at www.PGT.com.
Contact:  Trupti Mehta  tel.#:  (609) 924 7310 or e-mail: investorrelations@pgt.com

To the extent that statements in this press release are not strictly historical, including statements as to revenue projections, business strategy, outlook, objectives, future milestones, plans, intentions, goals, future financial conditions, future collaboration agreements, the success of the Company's development, events conditioned on stockholder or other approval, or otherwise as to future events, such statements are forward-looking, and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements contained in this release are subject to certain risks and uncertainties that could cause actual results to differ materially from the statements made.